 China Green Agriculture, Inc. Reports Fiscal Year 2010 Financial Results; Provides Fiscal Year 2011 Revenue and Net Income Guidance

XI'AN, China, September 1 --

•	Q4 FY2010 Sales Increase 54.5% to $16.2 Million, Net Income Increases 35.5% to $6.0 Million with EPS of $0.25
•	FY2010 Sales Increase 48.0% to $52.1 Million, Net Income Increases 47.2% to $21.3 Million with EPS of $0.91
•	Company Provides Fiscal Year 2011 Guidance: Revenue, Net Income and EPS of at least $150.5 Million, $36.2 Million, and $1.35, respectively
•	Management to Host Earnings Conference Call at 4:00 pm ET, September 1

China Green Agriculture, Inc. (NYSE: CGA) ("China Green Agriculture" or "the Company"), a leading producer and distributor of humic acid ("HA") based compound fertilizer, blended fertilizer, organic compound fertilizer and mixed organic-inorganic compound fertilizer through its wholly owned subsidiaries, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. and Beijing Gufeng Chemical Products Co., Ltd., today announced its financial results for the fourth quarter and fiscal year ended June 30, 2010.

Summary Results

Fourth Quarter FY 2010 Results (USD)
(three months ended June 30,)	2010	2009	CHANGE
Net Sales	$16.2 million	$10.5 million	+54.5%
Gross Profit	$9.1 million	$6.4 million	+42.8%
Net Income	$6.0 million	$4.4 million	+35.5%
EPS (Basic and Fully Diluted)	$0.25	$0.24	+3.0%
Weighted Average Shares Outstanding	24.4 million	18.6 million	+31.6%

Fiscal Year 2010 Results (USD)
(fiscal year ended June 30,)	2010	2009	CHANGE
Net Sales	$52.1 million	$35.2 million	+48.0%
Gross Profit	$31.0 million	$20.5 million	+51.0%
Net Income	$21.3 million	$14.5 million	+47.2%
EPS (Basic and Fully Diluted)	$0.91	$0.78	+16.7%
Weighted Average Shares Outstanding	23.5 million	18.5 million	+26.6%

Fourth Quarter FY2010 Results
Total net sales for the three months ended June 30, 2010 were $16.2 million, an increase of 54.5% from $10.5 million for the three months ended June 30, 2009. Net sales of Jinong, which is the division that sells humic acid based compound fertilizers, accounted for 94.2% of total net sales. Jinong’s net sales increased 61.4%, to $15.3 million for the three months ended June 30, 2010, from $9.5 million for the three months ended June 30, 2009. Sales volume increased 119.5% to 9,315 tons for the three months ended June 30, 2010 from 4,243 tons for the three months ended June 30, 2009. These increases were mainly attributable to the increased production due to greater capacity from the Company’s new production line and to increased sales of powder and granular based fertilizer products. Jintai’s net sales, which include sales of agricultural products such as top-grade fruits, vegetables, flowers and colored seedlings, decreased 9.2%, to $0.9 million for the three months ended June 30, 2010 from $1.0 million for the same period in 2009.

Cost of sales for the fourth quarter of 2010 increased 72.7% to approximately $7.1 million compared to approximately $4.1 million reported in the fourth quarter of 2009. Cost of sales as a percentage of sales was approximately 43.7% for the fourth quarter of 2010 and 39.1% for the same period of 2009.

Gross profit for the fourth quarter of fiscal year 2010 totaled $9.1 million, an increase of 42.8% from $6.4 million in the same quarter of fiscal year 2009. Gross profit margin was 56.3% for the fourth quarter of fiscal year 2010, down from 60.9% a year ago. The decrease in gross margin was primarily due to significantly higher growth in lower margin fertilizer products such as granular fertilizers.

Selling, general and administrative expenses for the fourth quarter of 2010 were approximately $2.0 million compared to $1.2 million for the same period in 2009, an increase of 71.8%.  The increase is a result from higher shipping costs and marketing expenses due to the Company’s recently introduced granular based fertilizer products and implementation of its new “Authorized distributors/retailers” branding strategy. Total operating expenses as a percentage of sales for the fourth quarter of 2010 and 2009 were 12.6% and 11.3%, respectively.

Operating income for the fourth quarter of fiscal year 2010 was $7.1 million, up 36.2% from $5.2 million in the fourth quarter of fiscal year 2009. Operating margin was 43.7%, compared to 49.5% in the same quarter of fiscal year 2009.

Net income for the fourth quarter of fiscal year 2010 was $6.0 million, up 35.5% compared with net income of $4.4 million during the same period in fiscal year 2009. For the three month period ended June 30, 2010 basic and diluted net income per share was $0.25 as compared to $0.24 for the same period in 2009, based on weighted average shares outstanding of 24.6 million and 18.6 million, respectively. Net income margin approximated 37.0% and 42.1% for the three months ended June 30, 2010 and 2009, respectively.

Fiscal Year 2010 Results
Total net sales for the fiscal year ended June 30, 2010 were $52.1 million, an increase of 48.0%, from $35.2 million for the fiscal year ended June 30, 2009. Jinong’s net sales, driven mainly by the sales of humic acid-based compound fertilizers, accounted for 88.0% of total net sales in the fiscal year ended June 30, 2010. Jinong’s net sales increased 58.6%, to $45.8 million for the fiscal year ended June 30, 2010, from $28.9 million for the fiscal year ended June 30, 2009. Sales volume increased 51.8% to 22,835 metric tons for the fiscal year ended June 30, 2010 from 15,042 metric tons for the fiscal year ended June 30, 2009. This increase was mainly attributable to the commencement of the Company’s new production line in August 2009 and the sale of more high-end products, including the Company’s recently introduced powdered and granular fertilizer products. Jintai’s net sales totaled $6.3 million for the fiscal year ended June 30, 2010 compared to $6.3 million for the same period in 2009, almost flat year-to-year mainly because the greenhouses in Jintai have reached their full capacity.

Gross profit increased 51.0% to $31.0 million in the fiscal year 2010, versus $20.5 million in the same period a year ago. Gross margin was 59.4% and 58.2% for the fiscal year ended June 30, 2010 and 2009, respectively.

Operating income for the first fiscal year of fiscal year 2010 rose 45.9% to $24.9 million compared to $17.1 million for the fiscal year 2009.

Net income for the fiscal year ended June 30, 2010 was $21.3 million, an increase of 47.2%, from $14.5 million for the fiscal year ended June 30, 2009. For the fiscal year ended June 30, 2010, basic and diluted net income per share was $0.91 as compared to $0.78 for the same period in 2009, based on weighted average shares outstanding of 23.5 million and 18.5 million, respectively. The increase was mainly a result of increased net sales by Jinong. Net margin approximated 40.9% and 41.1% for the fiscal year ended June 30, 2010 and 2009, respectively.

Financial Condition
As of June 30, 2010, the Company had cash and cash equivalents of $62.3 million, an increase of $44.5 million from June 30, 2009, primarily due to the net proceeds from public offerings in 2009. The Company had no short-term loans or long-term debt as of June 30, 2010. Net accounts receivable stood at $15.6 million as of June 30, 2010 with trailing twelve-month days sales outstanding ("DSO") of 82 compared to DSO of 78 three months ago. For the fiscal year ended June 30, 2010, the Company had $12.2 million in cash flow from operating activities, while capital expenditures amounted to approximately $16.5 million primarily due to the purchase of land use rights for the expansion of the Company’s new greenhouse facility.

Fiscal Year 2011 Guidance
For the fiscal year ending June 30, 2011, management expects revenues of $150.5 million to $152.8 million, net income to $36.2 million to $36.8 million, and EPS to $1.35 to $1.37 based on 26.8 million weighted average shares. For the first quarter ending September 30, 2010, management expects revenues of $38.2 million to $38.6 million, net income to $7.7 million to $8.0 million, and EPS to $0.29 to $0.30 based on 26.8 million weighted average shares. This guidance reflects the anticipated strong sales resulting from the Company’s increased production capacity from 55k metric tons to 355k metric tons.

"Fiscal year 2010 has been a monumental year for our Company which resulted in exceeding our revenue and net income guidance," stated Mr. Tao Li, Chairman, President and Chief Executive Officer of China Green Agriculture. "We successfully implemented several growth initiatives resulting in the increase of our production capacity and geographic footprint, expanding our product line, and instilling brand awareness. At the end of June, we completed Phase I construction of our new research and development center, which consisted of one hundred sun-light greenhouses. We also launched 23 new liquid-based fertilizer products and added 43new distributors during the fiscal year 2010. To date, we have opened 15 directly-owned retail stores and selected 608 stores as "China Green Agriculture Authorized Retailer" of our Jinong branded HA compound fertilizer products. In July, we closed on the acquisition of Beijing Gufeng Chemical Products Co., Ltd., which expanded our annual fertilizer production capacity from 55,000 metric tons to 355,000 metric tons. The facility extends our distribution network and broadens our product mix to meet the growing demand for both traditional and organic fertilizers in China, and is expected to contribute at least $10.6 million in net income in fiscal year 2011. With our strong working capital position, growing product offering and expanding R&D capabilities, we feel we are well positioned to gain market share and build on being one of the leading fertilizer producers in China.”

Conference Call
The Company will conduct a conference call at 4:00p.m. EDT (or 10:00a.m. HST) on Wednesday, September 1, 2010. Interested participants should call when calling within the United States or when calling internationally. When prompted by the operator, please mention "China Green Agriculture's Fiscal Year 2010 Financial Results" to join the call.

Event:                              CGA Fiscal Year 2010 Conference Call
Date:                                September 1, 2010
Time:                                4:00p.m. EDT /10:00 a.m. HST
US Dial In:                      1-877-407-9210
Int'l Dial In:                     1-201-689-8049
Conference ID#:            355262

The call is being webcast by Vcall and can be accessed at China Green Agriculture's website at http://www.ir-site.com/cgagri/events.asp . Investors can also access the webcast at http://www.InvestorCalendar.com .

A playback will be available through September 15, 2010. To listen, please call 1-877-660-6853 within the United States or 1-201-612-7415 when calling internationally. Replay Passcodes (both required for playback): Account #: 286; Conference ID #: 355262.

About China Green Agriculture, Inc.
China Green Agriculture, Inc. mainly produces and distributes humic acid ("HA") based compound fertilizers and other variety of compound fertilizers through its wholly owned subsidiaries, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., ("Jinong") and Beijing Gufeng Chemical Products Co., Ltd.("Gufeng"), recently acquired on July 2, 2010. Jinong produces and sells 157 different kinds of fertilizer products per year. Jinong's fertilizer products are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Research Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 21 provinces, 4 autonomous regions and 3 central government controlled municipalities in the PRC. The leading five provinces which collectively accounted for approximately 40.1% of the Company’s fertilizer revenue for the fiscal year ended June 30, 2010 Shandong (10.8%), Shaanxi (9.3%), Heilongjiang (6.7%), Henan (6.4%) and Xinjiang (6.2%). Gufeng was founded in 1993. Its wholly-owned subsidiary Beijing Tianjuyuan Fertilizer Co., Ltd. was founded in 2001. Both are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer and mixed organic-inorganic compound fertilizer. Gufeng produces and sells over 300 different kinds of fertilizer products every year. At present, it has over 150 distributors nationwide. Gufeng operates a facility with an annual production capacity of 300,000 metric tons of compound fertilizer. For more information, visit http://www.cgagri.com ..

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results that are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company. Such statements should not be unduly relied upon. Such forward-looking statements include, but are not limited to, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions, as well as statements regarding new and existing products, technologies and opportunities, statements regarding market and industry segment growth and demand and acceptance of new and existing products, any projections of sales, earnings, revenue, margins or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements regarding future economic conditions or performance, uncertainties related to conducting business in China, any statements of belief or intention, and any statements or assumptions underlying any of the foregoing. These statements reflect our current view concerning future events and are subject to risks, uncertainties and assumptions. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, Securities and Exchange Commission (the “SEC“) regulations which affect trading in the securities of “penny stocks,” and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation. Depending on the market for our stock and other conditional tests, a specific safe harbor under the Private Securities Litigation Reform Act of 1995 may be available.  Notwithstanding the above, Section 27A of the Securities Act of 1933, as amended (the “Securities Act“) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act“) expressly state that the safe harbor for forward-looking statements does not apply to companies that issue penny stock.  Because we may from time to time be considered to be an issuer of penny stock, the safe harbor for forward-looking statements may not apply to us at certain times.

For more information, please contact:

    HC International, Inc.
     Ted Haberfield, Executive VP
     Tel:   +1-760-755-2716
     Email: thaberfield@hcinternational.net

   China Green Agriculture, Inc.
     Mr. Ken Ren, Chief Financial Officer
     Tel:   +1-530-220-3026
     Email: kenren@cgagri.com

-- Financial Tables Follow --

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2010 AND 2009
(AUDITED)

ASSETS
	June 30, 2010	June 30, 2009
Current Assets
Cash and cash equivalents	$62,335,437	$17,795,447
Restricted cash	-	83,579
Accounts receivable, net	15,571,888	8,167,715
Inventories	11,262,647	7,162,249
Other assets	86,824	129,213
Deferred offering cost	-	160,500
Advances to suppliers	221,280	95,255
Total Current Assets	89,478,076	33,593,958

Plant, Property and Equipment, Net	29,368,515	17,341,654

Construction In Progress	257,077	9,609,649

Other Assets - Non Current	1,098,704	-

Intangible Assets, Net	11,585,570	1,073,165

Total Assets	$131,787,942	$61,618,426

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$328,124	$926,883
Unearned revenue	41,645	24,000
Other payables and accrued expenses	507,705	1,091,168
Advances from other unrelated companies	-	326,970
Amount due to related parties	68,164	31,160
Taxes payable	2,304,382	2,887,828
Short term loans	-	3,170,290
Total Current Liabilities	3,250,020	8,458,299

Common Stock, $.001 par value, 6,313,617 shares subject to redemption	-	20,519,255

Stockholders' Equity
Preferred Stock, $.001 par value, 20,000,000 shares authorized, Zero shares issued and outstanding	-	-
Common stock, $.001 par value, 115,197,165 shares authorized, 24,572,328 and 12,281,569 shares issued and outstanding as of June 30, 2010 and 2009, respectively)	24,573	12,282
Additional paid-in capital	75,755,682	2,060,162
Statuary reserve	5,864,648	3,468,530
Retained earnings	43,536,408	24,642,768
Accumulated other comprehensive income	3,356,611	2,457,130
Total Stockholders' Equity	128,537,922	32,640,872

Total Liabilities and Stockholders' Equity	$131,787,942	$61,618,426

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009
(AUDITED)

	For the Years Ended June 30,
	2010	2009
Sales
Jinong	$45,816,377	$28,889,131
Jintai	6,274,375	6,318,866
Net sales	$52,090,752	$35,207,997
Cost of goods sold
Jinong	17,700,532	11,173,236
Jintai	3,438,020	3,538,830
Cost of goods sold	21,138,551	14,712,066
Gross profit	30,952,201	20,495,931
Operating expenses
Selling expenses	2,203,345	1,412,101
General and administrative expenses	3,822,234	1,993,817
Total operating expenses	6,025,580	3,405,918
Income from operations	24,926,621	17,090,013
Other income (expense)
Other income (expense)	(5,321)	4,822
Interest income	275,449	334,948
Interest expense	(112,475)	(632,446)
Total other income (expense)	157,653	(294,043)
Income before income taxes	25,084,274	16,795,970
Provision for income taxes	3,794,515	2,331,548
Net income	21,289,758	14,464,422
Other comprehensive income
Foreign currency translation gain/(loss)	899,481	52,711
Comprehensive income	$22,189,239	$14,517,132

Basic weighted average shares outstanding	23,468,246	18,478,474
Basic net earnings per share	$0.91	$0.78
Diluted weighted average shares outstanding	23,468,246	18,532,591
Diluted net earnings per share	0.91	0.78

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009
(AUDITED)

			Additional			Accumulated Other	Total
	Number	Common	Paid In	Statutory	Retained	Comprehensive	Stockholders'
	Of Shares	Stock	Capital	Reserve	Earnings	Income (loss)	Equity

BALANCE, JUNE 30, 2008	12,068,086	12,068	1,200,077	1,882,797	11,764,079	2,404,419	17,263,441

Net income for the year ended June 30, 2009	-	-	-	-	14,464,422	-	14,464,422

Stock options compensation	-	-	155,804	-	-	-	155,804

Issuance of stock for liquidated damages	213,483	213	704,281	-	-	-	704,494

Transfer to statutory reserve	-	-	-	1,585,733	(1,585,733)	-	-

Accumulative other comprehensive loss	-	-	-	-	-	52,711	52,711

BALANCE, JUNE 30, 2009	12,281,569	$12,282	$2,060,162	$3,468,530	$24,642,768	$2,457,130	$32,640,872

Net income for the year ended June 30, 2010	-	-	-	-	21,289,758	-	21,289,758

Reclass PIPE shares subject to redemption	6,313,617	6,314	20,512,941	-	-	-	20,519,255

Stock issued in relation to fund raising	5,627,564	5,628	51,487,208	-	-	-	51,492,835

Issuance of stock options for compensation	272,161	272	1,695,449				1,695,721

Exercised of stock options-cashless	77,418	77	(77)	-	-	-	-

Transfer to statutory reserve	-	-	-	2,396,118	(2,396,118)		-

Accumulative other comprehensive loss	-	-	-	-	-	899,481	899,481

BALANCE, MAR 31, 2010	24,572,329	$24,573	$75,755,682	$5,864,648	$43,536,408	$3,356,611	$128,537,922

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009
(AUDITED)

	2010	2009
Cash flows from operating activities
Net income	$21,289,758	$14,464,422
Adjustments to reconcile net income to net cash
provided by operating activities
Share capital contribution - rental and interest paid by shareholders	-	-
Issuance of equity for compensation	1,695,449	155,804
Depreciation	2,310,596	1,494,489
Amortization	287,521	108,525
Decrease / (Increase) in current assets
Accounts receivable	(7,278,914)	(4,570,071)
Other receivables	50,286	(13,234)
Inventories	(4,006,562)	(3,166,338)
Advances to suppliers	(124,298)	418,072
Other assets	(44,648)	10,875
(Decrease) / Increase in current liabilities
Accounts payable	(602,750)	693,896
Unearned revenue	17,304	(65,037)
Tax payables	(606,318)	(2,996,862)
Other payables and accrued expenses	(755,389)	649,544
Net cash provided by operating activities	12,232,035	7,184,086

Cash flows from investing activities
Acquisition of plant, property, and equipment	(14,092,793)	(612,662)
Acquisition of intangible assets	(10,719,653)	-
Advances for construction in progress	(1,091,354)	-
Amounts increase / (decrease) in construction in progress	9,379,107	(4,485,059)
Net cash used in investing activities	(16,524,694)	(5,097,721)

Cash flows from financing activities
Repayment of loan	(3,178,477)	(1,036,770)
Shares issuance cost	(2,232,302)	-
Proceeds from issuance of shares	53,778,748	-
Restricted cash	83,579	109,813
Net cash provided by / (used in) financing activities	48,451,549	(926,957)

Effect of exchange rate change on cash and cash equivalents	381,100	23,623
Net increase in cash and cash equivalents	44,539,990	1,183,031

Cash and cash equivalents, beginning balance	17,795,447	16,612,416
Cash and cash equivalents, ending balance	$62,335,437	$17,795,447

Supplement disclosure of cash flow information
Interest expense paid	$(112,475)	$(433,821)
Income taxes paid	$(3,081,886)	$(2,112,985)